Exhibit 99.1

Max Re Announces New Appointments in Property Treaty Reinsurance

HAMILTON, Bermuda, December 21, 2005 — Max Re Capital Ltd. (Nasdaq: MXRE, BSX: MXRE BH) announces a number of new appointments in Max Re Ltd.’s Property and Casualty Reinsurance Division. These appointments are part of the continuing effort of Max Re Ltd. to provide outstanding service to its client and broker partners.

Mr. James Henry Winn has joined the team as Senior Vice President and North American Treaty Underwriter. James joins with over 15 years property catastrophe reinsurance experience, most recently serving as the Class Underwriter – North American Treaty of Limit Syndicate 566 at Lloyds of London. James is a graduate of the University of Bristol, Bristol, England and is an Associate of the Chartered Institute of Insurance.

In addition, Mr. Roman Romeo and Mr. Stefan Dupres join Max Re as Senior Catastrophe modelers. Both Roman and Stefan have significant experience and expertise in the catastrophe modeling area, Roman most recently working at XL Reinsurance Ltd. and Stefan most recently at Endurance Specialty Insurance Ltd.

Ms. Cathryn Curia, who is working with Max Re on a consulting basis, rounds out the U.S. property treaty reinsurance team. Cathryn has over 20 years of experience in U.S. property reinsurance, most recently as Executive Vice President – North American Property Treaty for Platinum Underwriters Holdings Ltd. Cathryn is a graduate of the College of Notre Dame of Maryland and holds the CPCU and Associate in Risk Management Designations for the Insurance Institute of America.

In making the announcement, Adam Mullan, EVP, CUO Specialty and Property Reinsurance of Max Re, commented, “We are delighted to welcome such a talented and experienced group of property treaty reinsurance professionals to Max Re. This dedicated team will compliment our existing resources in our expansion into the property treaty market. We are already seeing a significant flow of property catastrophe and risk submissions and we can now ensure that we continue to provide first class service to our brokers and clients in a challenging market place, as we enter the busy January 1st renewal season.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act Of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm